SECURITIES AND EXCHANGE COMMISSION
                                 Washington, DC 20549

                                      FORM 11-K
                    Annual Report Pursuant to Section 15(d) of the
                         Securities and Exchange Act of 1934


               (Mark One)

               (X)  Annual  report   pursuant  to  Section  15(d)   of  the
          Securities  Exchange Act of 1934 (Fee Required)

               For the fiscal year ended:  December 31, 1993

                                          OR

               ___   Transition report  pursuant to  Section  15(d) of  the
          Securities Exchange Act of 1934 (No Fee Required)

               For  the  transition  period  from  ____________________  to
          _________________

               Commission file number:  0-14972

               A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                            IDB COMMUNICATIONS GROUP, INC.
                          401(k) SAVINGS AND RETIREMENT PLAN

               B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                            IDB COMMUNICATIONS GROUP, INC.
                           10525 West Washington Boulevard
                          Culver City, California 90232-1922































                                      SIGNATURES

               The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustee (or other persons who administer the employee benefit plan) has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized in the City of Culver City, State of California, on July 13, 1994.

                                        IDB COMMUNICATIONS GROUP, INC.
                                        401(k) SAVINGS AND RETIREMENT PLAN



                                        By:  /s/ Carol J. Armenta
                                        ___________________________
                                                  Carol J. Armenta
                                                  Plan Administrator